Articles Supplementary

OF Wisconsin Capital Funds, Inc.

Wisconsin Capital Funds, Inc., a corporation organized and existing under the laws of the State of Maryland and registered as an open-end investment company under the Investment Company Act of 1940 (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to authority granted in Article FIFTH of the Articles of Incorporation of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation by resolutions duly adopted. has classified 200.000.000 shares of the Corporation's authorized but unissued shares of capital stock of all series which the Corporation is presently authorized to issue (the ""Common Stock") heretofore classified as Class A Shares of Plumb Balanced Fund and 200.000,000 shares of the Corporation’s authorized but unissued shares of Common Stock heretofore classified as Class A Shares of Plumb Equity Fund as shares of Common Stock without further designation as to series and class. The foregoing shares have the preferences, conversion and other rights. voting powers, restrictions. limitations as to dividends and other distributions. qualifications and terms and conditions of redemption of shares of Common Stock without further designation as to series and class as set forth in the Charter.

SECOND: Immediately after these Articles Supplementary are accepted for record by the State Department of Assessments and Taxation of Maryland, the total number of shares of Common Stock of all series and classes which the Corporation is authorized to issue is two billion (2,000.000.000), par value of $0.001 per share (aggregate par value $2.000,000). hereby classified and designated as set forth below:

Series and Class	Number of Shares
Plumb Balanced Fund Institutional Shares Investor Shares	200,000,000 200,000,000
Plumb Equity Fund Institutional Shares Investor Shares	200,000,000 200,000,000

THIRD: These Articles Supplementary have been approved by The Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned Chairman and Chief Executive Officer acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chaiman and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in in material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF. the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested by its Chief Financial Officer as of this 24th day of July, 2025.

 WISCONSIN CAPITAL FUNDS, INC.

 By: /s/ Thomas G. Plumb

Thomas G. Plumb

Chief Executive Officer and President

ATTEST:

/s/ Alissa Schlimgen

Alissa Schlimgen

Chief Financial Officer